Exhibit 10.17
AMENDMENT NO. 1 TO
REPUBLIC SERVICES, INC. DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010
     WHEREAS, Republic Services, Inc. (the “Company”) maintains the Republic Services, Inc. Deferred Compensation Plan (the “Plan”);
     WHEREAS, the Plan was most recently amended and restated effective as of January 1, 2010; and
     WHEREAS, the Company desires to amend the Plan to vest in the Company’s Retirement Benefits Committee the responsibility to determine the timing and manner of reallocations to and from the Republic Services Stock Investment Fund.
     NOW THEREFORE, the Plan is hereby amended, effective as of January 6, 2011, by substituting the following for Section 3.9(d)(i) of the Plan:
A Participant may elect to allocate any portion of his or her future Annual Deferral Amounts (other than any amounts that are required to be allocated to the Republic Services Stock Unit Fund), Company Contribution Amounts, Company Restoration Matching Amounts and Company Additional Matching Amounts, and/or re-allocate any portion of his or her Account Balance (other than any amounts that are required to be allocated to the Republic Services Stock Unit Fund) to the Republic Services Stock Investment Fund. The Committee may, in its sole discretion, establish limitations as to the timing and manner of allocations or reallocations into or out of the Republic Services Stock Investment Fund. Notwithstanding anything to the contrary contained in this Section 3.9 the Committee may, in its sole discretion, disallow any allocation or reallocation which is made during a period in which the Participant is prohibited (by Company policy or otherwise) from acquiring or disposing of the Company’s equity securities.
     IN WITNESS WHEREOF, the Company has caused the Plan to be amended as set forth herein as of January 6, 2011.

REPUBLIC SERVICES, INC.
By: /s/ Michael P. Rissman

Name:	Michael P. Rissman
Title:	Executive Vice President and General Counsel